EXECUTION COPY



                         STOCK SUBSCRIPTION AGREEMENT dated June 18, 2001,
                    between J. GEORGE MIKELSONS (the "Subscriber") and INDUS ACQUISITION COMPANY, an Indiana corporation (the "Corporation").


          WHEREAS the Board of Directors of Amtran, Inc., an Indiana corporation ("Amtran"), duly adopted by unanimous written consent dated prior to the date hereof resolutions approving the purchase by the Corporation of 8,271,200 shares of common stock, without par value, of Amtran ("Amtran Common Stock"), for purposes of Section 23-1-43-18(a) of the Indiana Business Corporation Law; and

          WHEREAS subsequent to the adoption of such resolutions by the Board of Directors of Amtran and prior hereto, the sole incorporator of the Corporation (the "Sole Incorporator"), pursuant to the Organizational Action of the Sole Incorporator dated June 18, 2001, elected certain persons to the Board of Directors of the Corporation and approved and adopted the Bylaws of the Corporation.


          NOW, THEREFORE, the Subscriber hereby subscribes for and offers to purchase, and the Corporation hereby accepts such offer and agrees to issue to the Subscriber, 8,271,200 shares of the common stock, without par value, of the Corporation in consideration of the sale, transfer and delivery by the Subscriber of 8,271,200 fully paid and nonassessable shares of Amtran Common Stock.

          This Stock Subscription Agreement shall become effective upon satisfaction of the conditions set forth in Section 7.01 (a) of the Agreement and Plan of Merger dated as of the date hereof between the Corporation and Amtran.

          This Stock Subscription Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Indiana without regard to the principles of conflicts of law thereof.


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          IN WITNESS WHEREOF, the parties hereto have caused this Stock
Subscription Agreement to be duly executed on the date hereof.


                                           INDUS ACQUISITION COMPANY

                                           by /s/ J. George Mikelsons
                                              --------------------------------
                                              Name:  J. George Mikelsons
                                              Title: Chairman and
                                                     President


                                              /s/ J. George Mikelsons
                                              --------------------------------
                                              J. GEORGE MIKELSONS